Exhibit 99.1

CONTACT:

Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447

Geoff Curtis
WeissComm Partners
(312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Reports 2007 Financial Results
Irvine, Calif. — March 20, 2008 — IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the fourth quarter and full year ended December 31, 2007. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Total revenues in the quarter ended December 31, 2007 were $5.6 million, and net loss was $2.7 million or $0.11 per share for the quarter. Total revenues for the year ended December 31, 2007 were $14.6 million, and net loss was $18.3 million or $0.87 per share for the year. Revenues in both the quarter and year ended December 31, 2007 included $2.4 million of deferred revenue recognized by the Company as a result of the decision by sanofi-aventis to terminate its participation in the UVIDEM development program in December 2007. Cash and cash equivalents was $28.4 million as of December 31, 2007 compared to $33.2 million on September 30, 2007 and $10.2 million on December 31, 2006. We believe that our existing cash resources are sufficient to meet our cash requirements, based on our current development and operating plan, into the first half of 2009.
Business Highlights
▪	The European Committee for Medicinal Products for Human Use, or CHMP, determined in a non-binding opinion in late January 2008 that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension.

▪	The Company expects to receive a final opinion regarding L-MTP-PE from the CHMP in the third quarter of 2008 and a final decision from the European Commission in the fourth quarter of 2008.

▪	The Company expects to file an amendment to the L-MTP-PE new drug application, or NDA, to the FDA in the fourth quarter of 2008.

▪	Updated Phase 3 data on L-MTP-PE was presented at the Connective Tissue Oncology Society, or CTOS, meeting in November 2007. Also, data from our L-MTP-PE compassionate use program was presented at the November 2007 meeting of the International Society of Pediatric Oncology, or SIOP.

▪	Announced Phase 3 Mifamurtide (L-MTP-PE) study demonstrating improved survival was published in the Journal of Clinical Oncology in February 2008. Children’s Oncology Group report shows the addition of L-MTP-PE to chemotherapy reduced the risk of death by 30% in osteosarcoma patients.

▪	In June 2007, we completed a registered direct offering of our common stock, and warrants to purchase common stock, and received approximately $25.0 million in gross proceeds, and finished 2007 with $28.4 million, providing cash for operations into the first half of 2009.
“We made significant progress over the past year in our efforts to bring our lead product candidate, L-MTP-PE, to market in Europe,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We are developing L-MTP-PE for the treatment of osteosarcoma, the most common type of bone cancer affecting adolescents. We believe our updated survival data from the L-MTP-PE Phase 3 trial, demonstrating statistically superior overall survival in long-term patient follow-up, were critical to the recent non-binding opinion of the Committee for Medicinal Products for Human Use in Europe that L-MTP-PE suggested a possible clinical benefit in terms of survival. We remain committed to resolving the remaining items of the L-MTP-PE European Marketing Authorization Application and working at the same time to advance this important potential treatment through its U.S. regulatory path.”
Details of Financial Results
Total revenues in the quarter ended December 31, 2007 were $5.6 million compared to total revenues of $3.0 million for the quarter ended December 31, 2006. Total revenues were $14.6 million for the year ended December 31, 2007, compared to total revenues of $11.3 million for the year ended December 31, 2006. Revenues in all periods were primarily in connection with the Company’s collaboration agreement with sanofi-aventis.
Research and development (R&D) expenses in the quarter ended December 31, 2007 decreased to $4.8 million from $5.3 million in the prior year period. For the year ended December 31, 2007, R&D expenses decreased to $21.8 million for the year ended December 31, 2007 from $22.3 million in 2006. Increased R&D spending during the periods related to L-MTP-PE and UVIDEM development was offset by reductions in development activities related to IDM-2101 and other development candidates that the Company has put on hold, as well as reductions associated with lower headcount and termination of a lease agreement for certain of the Company’s Paris facilities.
Selling and marketing and general and administrative (SG&A) expenses were $2.9 million for the quarter ended December 31, 2007 compared with $2.8 million in the prior year period. SG&A expenses increased to $12.6 million for the year ended December 31, 2007 from $10.0 million for the year ended December 31, 2006. The higher expenses in 2007 include $0.5 million in fees paid to an investment advisor in connection with the private placement completed in February 2007, $1.1 million associated with accrued severance benefits, $0.5 million in bonus accruals, and $0.4 million due to higher headcounts and consultant costs in the sales and marketing area.
Restructuring expenses were $1.1 million for both the quarter and year ended December 31, 2007, which included $0.5 million of severance benefits and $0.6 million of fixed asset impairments related to the decision to close the Company’s operations in France following notification of sanofi-aventis’ decision in December 2007 to terminate its participation in the UVIDEM development program.
Interest income increased to $0.4 million for the three months ended December 31, 2007 from $0.1 million in the prior year period. Interest income increased to $1.1 million for the year ended December 31, 2007 from $0.5 million in 2006. These increases in interest income were the result of higher investment cash balances.
Interest expense for the quarter ended December 31, 2007 was a negative expense of $1.1 million compared with no interest expense in the prior year period. Interest expense for the year ended December 31, 2007 was a negative expense of $3.9 million compared to no interest expense for the year ended December 31, 2006. The negative expense in both the quarter and year ended December 31, 2007 was to record the net decrease in the fair value of warrants issued in February and June 2007.

The foreign exchange loss, which results from changes in the value of the dollar versus the Euro on the dollar denominated inter-company loan between the Company’s subsidiaries, was $0.4 million in the fourth quarter of 2007, compared to $0.9 million in the prior year period. This foreign exchange loss was $1.7 million in the year ended December 31, 2007, compared to $2.6 million in 2006.
Net loss for the fourth quarter of 2007 was $2.7 million, or $0.11 per basic and diluted share, compared to a net loss of $5.9 million, or $0.44 per share in the corresponding period in 2006. Net loss for the year ended December 31, 2007 was $18.3 million, or $0.87 per basic and diluted loss per share compared to a net loss of $23.5 million, or $1.75 per share in the year ended December 31, 2006.
Update on L-MTP-PE Regulatory Status
The Company recently announced that following presentation of data at an oral explanation hearing before the Committee for Medicinal Products for Human Use (CHMP), the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop will allow the Company additional time to respond to all the remaining questions regarding the marketing authorization application for L-MTP-PE (MAA). The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC). The Company expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the Children’s Oncology Group as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended new drug application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the U.S., the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
As previously announced, the Company is evaluating the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s plans to address the remaining questions with respect to the MAA during the clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to provide assurance regarding the quality of the existing data and to respond to the remaining issues with regard to the MAA, including verification of data quality and CMC items, to the satisfaction of the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Related party revenue	$5,252,000	$2,919,000	$14,246,000	$11,147,000
Research grants and contract revenue	—	28,000	55,000	96,000
License fees, milestones and other revenues	299,000	11,000	329,000	43,000

Total revenues	5,551,000	2,958,000	14,630,000	11,286,000

Costs and expenses:
Research and development	4,796,000	5,297,000	21,828,000	22,329,000
Impairment of patents and licenses	416,000	95,000	511,000	592,000
Selling and marketing	576,000	208,000	1,024,000	605,000
General and administrative	2,319,000	2,585,000	11,535,000	9,402,000
Restructuring	1,092,000	—	1,092,000	—

Total costs and expenses	9,199,000	8,185,000	35,990,000	32,928,000

Loss from operations	(3,648,000)	(5,227,000)	(21,360,000)	(21,642,000)

Interest income	360,000	76,000	1,118,000	503,000
Interest expense	1,053,000	—	3,878,000	—
Other income, net	23,000	—	—	—
Foreign exchange loss	(381,000)	(861,000)	(1,680,000)	(2,559,000)

Loss before income tax	(2,593,000)	(6,012,000)	(18,044,000)	(23,698,000)
Income tax (expense) benefit	(89,000)	64,000	(306,000)	243,000

Net loss	$(2,682,000)	$(5,948,000)	$(18,350,000)	$(23,455,000)

Weighted average number of shares outstanding	25,148,380	13,401,071	21,075,738	13,366,002

Basic and diluted loss per share	$(0.11)	$(0.44)	$(0.87)	$(1.75)

Comprehensive loss:
Net loss	$(2,682,000)	$(5,948,000)	$(18,350,000)	$(23,455,000)
Other comprehensive gain	403,000	1,157,000	2,041,000	3,545,000

	$(2,279,000)	$(4,791,000)	$(16,309,000)	$(19,910,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$28,382,000	$10,181,000
Other current assets	4,786,000	4,973,000

Total current assets	33,168,000	15,154,000

Property and equipment, net	513,000	1,711,000
Patents, trademarks and other licenses, net	2,734,000	3,323,000
Goodwill	2,812,000	2,812,000
Other long-term assets	832,000	1,382,000

Total Assets	$40,059,000	$24,382,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$450,000	$—
Other current liabilities	11,712,000	10,636,000
Other liabilities	1,874,000	3,550,000
Stockholders’ equity	26,023,000	10,196,000

Total liabilities and stockholders’ equity	$40,059,000	$24,382,000